EXHIBIT 99.1

Apollo Gold Reports Third Quarter 2009 Results

Denver, Colorado – November 16, 2009 - Apollo Gold Corporation (“Apollo” or the “Company”) (TSX: APG) (NYSE Amex: AGT) announced today a net loss of $14.0 million, or $0.05 per share, for the three months ended September 30, 2009, as compared to net income of $0.5 million, or $0.00 per share, for the three months ended September 30, 2008.  There was a net loss for the nine months ended September 30, 2009 of $37.5 million, or $0.16 per share, compared to net income of $2.9 million, or $0.02 per share, for the same period in 2008.  Unless otherwise indicated, all dollar amounts are reported in US currency.

$10.2 million of the loss in the third quarter 2009 is a result of recording an unrealized loss on derivative contacts comprised of (1) an unrealized loss of $14.3 million for the change in value recorded for gold forward sales contracts held as of September 30, 2009 and (2) an unrealized gain of $4.1 million for the change in value of Canadian dollar foreign exchange contracts held as of September 30, 2009.  Both the gold forward sales contracts and Canadian dollar foreign exchange contracts were entered into on February 20, 2009 in connection with its $70 million project financing facility with respect to its Black Fox project (the “Project Facility”).

R. David Russell, President and CEO of Apollo, said, “This third quarter was our first full quarter of production and I think we made good progress at Black Fox by producing approximately 20,000 ounces of gold with the mill operating at approximately 1,800 tonnes per day as per our target.  We will now attempt to increase throughput to reach our next goal of 2,000 tonnes per day by the end of this year.  Our total cash cost per ounce was higher than we projected but we saw many additional costs of commencing production at both the mine and mill and one of our focuses going forward will be to lower our overall cost of production. One example would be that we estimate that the commissioning of our conveyor and high pressure screening system in late November will reduce our costs by approximately $20 per ounce of gold.  On the exploration front, our drilling program at Grey Fox has been a success and I look forward to the results of the next group of drill assays and achieving our objective, which is to turn the results into a resource during the first quarter 2010.  I was also pleased to acquire the Pike River property during the third quarter because it means that we now have a 6.5 kilometer land package on which to continue our exploration program.”

Third Quarter Highlights and Other Recent Developments

Black Fox

During the third quarter of 2009, we mined 1,644,000 tonnes of material of which 217,000 tonnes was gold ore.  The Black Fox mill processed 160,900 tonnes of ore (1,749 tonnes per day), at a grade of 4.05 grams per tonne, achieving a recovery rate of 94%, for total gold production of 19,718 ounces.  St Andrew Goldfields custom milled on our behalf an additional 62,600 tonnes of lower grade ore, with a grade of 1.51 grams gold per tonne at a recovery rate of 92% for additional gold production of 2,760 gold ounces.  Therefore, total gold produced was 22,478 ounces during the third quarter.  Gold ounces sold during the third quarter of 2009 were 19,848 ounces.  All gold sold was against the forward sales contracts at a realized price of $875 per ounce.  The total cash cost1 per ounce of gold for the quarter was $575.  Black Fox is scheduled to complete the overall mill site upgrade project in the fourth quarter of 2009 with the commissioning of the new conveyor and the re-commissioning of the high pressure screen system this December.  An expanded tailings dam water management system is also expected to be completed in the fourth quarter of 2009.  Gold production in the fourth quarter of 2009 is estimated to be approximately the same as the third quarter of 2009.

Grey Fox

We commenced a drilling program on our Grey Fox property, located about 3.5 kilometers southeast of the Black Fox mine, in August 2009 and, through the end of October, thirty-four holes had been completed.  Assay results have been released on the first thirteen holes.  The results show continuity in shallow, multiple, mineralized zones with two holes hitting high grade gold with individual one meter samples that  intercepted grades from 45.19 to 61.44 grams per tonne (1.32 to 1.79 ounces gold per ton).  Hole GF09-24 also contained a mineralized zone 15.26 meters thick (true width) with an average grade of 3.36 grams per ton.  This year’s drilling follows the drilling program of 16 holes completed by Apollo in 2008 which was successful in intersecting gold mineralization in rocks similar to the host rocks of the Black Fox Deposit and included high grade mineralization of 3.5 meters grading 455 grams gold per tonne (13.27 ounces of gold per ton).  For complete drilling results release to date, see our website at www.apollogold.com.

Huizopa Project

On July 7, 2009, we filed a Canadian National Instrument 43-101 for the Huizopa project.  This 43-101 more fully describes the property and the drilling results from our 2008 drilling program, but does not contain any resources or reserves.

Montana Tunnels

During the third quarter of 2009, the Company adopted a plan to dispose of Montana Tunnels Mining, Inc. (“MTMI”), which includes the Montana Tunnels and Diamond Hill mines.  The Montana Tunnels mine, a 50% joint venture (“Montana Tunnels”), is an open pit mine and mill that produced gold dore and lead-gold and zinc-gold concentrates, located in the State of Montana.  Montana Tunnels was placed under care and maintenance on April 30, 2009.  The Diamond Hill mine, also located in the State of Montana, is currently under care and maintenance.  On September 30, 2009, the Company signed a letter of intent to sell MTMI to the current 50% joint venture partner, Elkhorn Goldfields, Inc., for cash of $5.0 million payable in installments through May 2010 and a 4% net smelter royalty on future production at Montana Tunnels up to a maximum of $4.0 million.  The consummation of the sale is subject to negotiation of definitive documents relating to the sale and payment of the $5.0 million cash purchase price.  As of September 30, 2009, the Company recorded an impairment of $1.6 million on the net assets of MTMI.  MTMI has been classified as a discontinued operation as of September 30, 2009.

1 The term “total cash cost” is a non-GAAP financial measure.  Please see the note regarding non-GAAP financial measures at the end of this press release.

Project Facility of $70 million

As at September 30, 2009, we were in compliance with the various operational covenants of the Project Facility.  However, as a result of lower than planned gold production, during the third quarter of 2009 a “review event” as defined in the Project Facility was triggered.  The occurrence of a review event allows the Banks to review the Project Facility and determine if they wish to continue with the Project Facility.  On September 28, 2009, the Banks agreed to defer (i) the first scheduled repayment of $9,300,000 due on September 30, 2009 under the Project Facility and (ii) the requirement to fund the associated debt service reserve account also due on September 30, 2009, which, in accordance with the terms of the Project Facility, requires a reserve amount equal to, at all times after initial funding, the greater of $5,000,000 or the aggregate repayment amount due on the next repayment date.  This deferral will enable the Banks and the Company to complete an ongoing technical review of the Black Fox project with the objective of rescheduling the quarterly repayment installments under the Project Facility.  If we are not able to satisfactorily reschedule the quarterly repayment installments, then the payment of $9,300,000 and the reserve account funding obligation, each originally due on September 30, 2009, must be satisfied on the earlier to occur of (i) the completion of the Bank’s technical review process of the Black Fox mine and (ii) December 31, 2009.

Consolidated Financial Results Summary

(All Dollars in US, 000's, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Revenues from sale of minerals for the period (1)	$19,131	$0	$23,840	$0

Loss from continuing operations (2)	$(11,719)	$(2,234)	$(33,690)	$(7,040)
(Loss) income from discontinued operations	(2,269)	2,782	(3,785)	9,913
Net (loss) income for the period	$(13,988)	$548	$(37,475)	$2,873

Basic and diluted net (loss) earnings per share	$(0.05)	$0.00	$(0.16)	$0.02

(1)
During the third quarter of 2009, the Company adopted a plan to dispose of Montana Tunnels Mining, Inc., making it a discontinued operation.  Due to this, the revenues from the mine are now recorded in Loss from discontinued operations.

(2)
$10.2 million of the loss in the third quarter 2009 is a result of recording an unrealized loss on derivative contacts comprised of (1) an unrealized loss of $14.3 million for the change in value recorded for gold forward sales contracts held as of September 30, 2009 and (2) an unrealized gain of $4.1 million for the change in value of Canadian dollar foreign exchange contracts held as of September 30, 2009.  Both the gold forward sales contracts and Canadian dollar foreign exchange contracts were entered into on February 20, 2009 in connection with the Project Facility.

Apollo Gold Corporation

Apollo is a gold mining and exploration company which operates the Black Fox mine in Ontario, Canada and the Huizopa project, an early stage exploration project in the Sierra Madres in Chihuahua, Mexico.  Apollo also owns the Montana Tunnels mine, which is a 50% joint venture with Elkhorn Tunnels, LLC, in Montana, which was placed on care and maintenance on April 30, 2009.  A letter of intent to sell the Montana Tunnels mine was signed on September 30, 2009.

Contact Information:
Apollo Gold Corporation
Investor Relations – Marlene Matsuoka
Phone: 720-886-9656 Ext. 217	Toll Free: 1-877-465-3484
E-mail: ir@apollogold.com	Website: www.apollogold.com

FORWARD-LOOKING STATEMENTS

This press release includes “Forward-Looking Statements” within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended.  Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “schedules,” “predicts,” “intends,” “continue,” or the negative of such terms, or other comparable terminology.  All statements regarding:  the status of Black Fox, the ability of the Company to continue to produce gold at the Black Fox mill, the ability of the Company to resolve the Review Event with the Banks in a satisfactory manner, the ability of the Company to reschedule the quarterly repayment installments under the Project Facility, to maintain throughput at the mill of 1,800 tonnes per day, to improve recoveries towards a target of 95% and to increase mill throughput to 2,000 tonnes per day, all statements regarding the timing of the mill grade upgrade at Black Fox, including the commission of the conveyor and high-pressure screening system, the expansion of the tailing dam management system, the 2009 drilling program at Grey Fox, and the ability of the Company to successfully obtain indicated and measured resource status are forward-looking statements that involve various risks and uncertainties.  There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.  Important factors that could cause actual results to differ materially from these forward-looking statements include: difficulties or delays in permitting at Black Fox, results of drilling and other exploration activities at Huizopa, and other factors disclosed under the heading “Risk Factors” in Apollo’s most recent annual report on Form 10-K filed with the United States Securities and Exchange Commission and elsewhere in Apollo’s documents filed from time to time with the Toronto Stock Exchange, the NYSE Amex, The United States Securities and Exchange Commission and other regulatory authorities.  All forward-looking statements included in this press release are based on information available to Apollo on the date hereof.  Apollo assumes no obligation to update any forward-looking statements.

NON-GAAP FINANCIAL MEASURES

The term “total cash costs” is a non-GAAP financial measure and is used on a per ounce of gold basis. Total cash cost is equivalent to direct operating cost as found on the Consolidated Statements of Operations and includes by-product credits for payable silver, lead, and zinc production. We have included total cash cost information to provide investors with information about the cost structure of our mining operation. This information differs from measures of performance determined in accordance with GAAP in Canada and in the United States and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP and may not be comparable to similarly titled measures of other companies.